Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Dreyfus BNY Mellon Funds, Inc.:

We consent to use of our report dated January 21, 2014, included herein, with respect to the statement of assets and liabilities of Dreyfus Global Emerging Markets Fund, a series of Dreyfus BNY Mellon Funds, Inc., as of January 15, 2014, incorporated herein, and to the reference to our firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
January 21, 2014